Exhibit 99.1

FOR IMMEDIATE RELEASE

State National Companies Introduces New Logo

and Launches New Website

BEDFORD, TX — February 23, 2015 — State National Companies, Inc. (NASDAQ: SNC) today announced the introduction of a new logo in a move to align its corporate brand with its corporate evolution.  To better communicate with its customers, partners, and employees, the Company has also launched its new corporate website at www.statenational.com.

“Over the past forty years, the name State National has become synonymous with insurance solutions that simplify our clients’ business. Our new logo and website reflect our strong reputation in the industry and mark a significant transition in 2014 from a private to a public company,” said Terry Ledbetter, State National Chairman and Chief Executive Officer.

“Our new logo presents a clear and contemporary image of State National and our website captures the innovative look and feel of our brand, including a distinctive logo, vibrant colors and custom photography. The website contains enhanced content with features that provide a cleaner, more engaging user experience. We are excited about these changes and believe our improved brand represents SNC’s specialized products and services that mitigate insurance barriers for our clients.”

About State National Companies, Inc.

State National Companies, Inc. (NASDAQ: SNC) is a leading specialty provider of property and casualty insurance operating in two niche markets across the United States. In its Program Services segment, the company leverages its “A” (Excellent) A.M. Best rating, expansive licenses and reputation to provide access to the U.S. property and casualty insurance market in exchange for a ceding fee. In its Lender Services segment, the company specializes in providing collateral protection insurance, which insures personal automobiles and other vehicles held as collateral for loans made by credit unions, banks and specialty finance companies. To learn more, please visit www.statenational.com

Investor Relations Contact:

Dennard-Lascar Associates

713-529-6600

Rick Black / Ken Dennard

Media Contact:

(800) 877-4567, ext. 1190

Mike Gallagher

mgallagher@statenational.com

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